Exhibit 99.1

CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS FIRST QUARTER RESULTS

Company Reports 100% Increase in Diluted EPS on 22.5% Sales Growth

Company Raises Outlook for 2011

BLOOMFIELD HILLS, Michigan, April 28, 2011 — TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended March 31, 2011. The Company reported quarterly net sales from continuing operations of $269.7 million, an increase of 22.5% compared to first quarter 2010. First quarter 2011 income from continuing operations was $11.8 million, or $0.34 per diluted share, compared to income from continuing operations of $5.8 million, or $0.17 per diluted share, during first quarter 2010.

TriMas Highlights

•                  Reported 22.5% net sales growth in first quarter 2011, as compared to 2010, due to overall improved economic conditions, positive results from 2010 bolt-on acquisitions and the successful execution of numerous key growth initiatives.

•                  Cequent Consumer Products, part of the Cequent North America segment, achieved market share gains for its cargo management products at a large retailer.

•                  Lamons, part of the Energy segment, successfully integrated South Texas Bolt & Fitting, acquired in fourth quarter 2010, and achieved incremental bolt revenue during the quarter by leveraging Lamons’ extensive sales and service center network.

•                  Improved both income and diluted earnings per share from continuing operations by approximately 100%, compared to first quarter 2010.

•                  Decreased operating working capital as a percentage of last twelve months (LTM) sales from 17.5% in first quarter 2010 to 17.3% in first quarter 2011.

“Building upon the positive momentum of the past year, 2011 is off to a great start,” said David Wathen, TriMas President and Chief Executive Officer. “We achieved higher than expected sales growth of 22.5% during the first quarter, resulting from successful execution of our strategic growth initiatives including product innovation, market share gains, geographic expansion and bolt-on acquisitions, and improved end markets. Our disciplined investment in these initiatives, including our commitment to emerging markets, will continue to be funded by the savings generated from our productivity and lean programs.”

Wathen continued, “Despite rapidly rising commodity inflation, the majority of our businesses were able to hold or improve their operating profit margins compared to first quarter 2010. We experienced a slight decline in operating profit margin overall, largely due to sales mix shift, as segments with lower margins, such as Engineered Components and Cequent North America, had significant sales increases in first quarter 2011. However, given our strong sales growth, continued focus on productivity and effective management of the capital structure, first quarter 2011 diluted earnings per share improved approximately 100% to $0.34, as compared to first quarter 2010.”

“Based on our first quarter results and current expectations, we expect to deliver continued strong results in line with our strategic aspirations. We are now estimating 2011 top-line growth of 8% to 11%, compared to 2010, with full-year 2011 diluted earnings per share from continuing operations expected to range between $1.45 and $1.60 per share. We continue to be confident in our ability to grow the top-line faster than the economy, create sustainable operating leverage and generate strong cash flow,” Wathen concluded.

First Quarter Financial Results — From Continuing Operations

•                  TriMas reported first quarter net sales of $269.7 million, as compared to $220.1 million in first quarter 2010, led by double-digit percentage increases in the Energy, Engineered Components and Cequent North America segments. Sales increased due to improved volumes resulting from the continued economic recovery, as well as additional sales from bolt-on acquisitions transacted in 2010, market share gains, new product introductions and geographic expansion. In addition, net sales were favorably impacted by approximately $2.7 million as a result of currency exchange.

•                  The Company reported operating profit of $30.0 million in first quarter 2011, as compared to operating profit of $25.1 million during first quarter 2010, primarily as a result of higher sales levels. First quarter 2011 operating profit margin was 11.1%, compared to 11.4% in first quarter 2010. This slight decline in operating margin was primarily due to a sales mix shift, as reportable segments with lower margins, Engineered Components and Cequent North America, comprised a greater percentage of sales in first quarter 2011. The Company continued to generate significant savings from productivity and lean initiatives which continued to fund investment in growth initiatives and offset economic cost increases.

•                  First quarter 2011 income from continuing operations was $11.8 million, or $0.34 per diluted share, an increase of approximately 100% compared to an income from continuing operations of $5.8 million, or $0.17 per diluted share, during first quarter 2010.

•                  The Company reported a Free Cash Flow (defined as Cash Flow from Operating Activities less Capital Expenditures) use of $33.8 million for first quarter 2011, compared to a use of $6.7 million in first quarter 2010. Operating working capital as a percentage of last twelve months (LTM) sales continued to improve, declining from 17.5% in first quarter 2010 to 17.3% in first quarter 2011. The Company expects to generate $50 to $60 million in Free Cash Flow for 2011.

Financial Position

TriMas reported total indebtedness of $495.6 million as of March 31, 2011, as compared to $494.7 million as of December 31, 2010, and $518.5 million as of March 31, 2010. TriMas ended first quarter 2011 with $156.4 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.

Business Segment Results — From Continuing Operations

Packaging — (Consists of Rieke Corporation including its foreign subsidiaries of Englass, Rieke Germany, Rieke Italia and Rieke China)

Net sales for first quarter were relatively flat compared to the year ago period, as an increase in industrial closure product sales was substantially offset by lower specialty dispensing sales due to H1N1 flu virus product sales and two new product pipeline fills in first quarter 2010 that did not recur in first quarter 2011. Operating profit for the quarter was relatively flat, as increases in gross profit generated by capital, productivity and lean initiatives were essentially offset by an increase in selling, general and administrative costs in support of growth initiatives. The Company continues to diversify its product offering by developing specialty dispensing product applications for growing end markets, including pharmaceutical, personal care and food/beverage, and expanding geographically to generate long-term growth.

Energy — (Consists of Lamons)

First quarter net sales increased 26.7% compared to the year ago period due to increased sales of gaskets and related bolts and fasteners resulting from higher levels of turn-around activity at petrochemical refineries and increased demand from the chemical industry. This segment also benefited from incremental sales as a result of the acquisition of South Texas Bolt & Fitting completed in the fourth quarter of 2010, as well as sales resulting from newly opened branch facilities. Operating profit for the quarter increased due to higher sales volumes, partially offset by increased selling, general and administrative costs in support of sales growth initiatives. The Company continues to grow its sales and service branch network, capitalize on synergies related to the acquisition of South Texas Bolt & Fitting and expand its lines of complementary products.

Aerospace & Defense — (Consists of Monogram Aerospace Fasteners and NI Industries)

Net sales for the first quarter increased 8.3% compared to the year ago period, due primarily to improved demand from aerospace distribution customers. Operating profit declined slightly, attributable to a less profitable product sales mix between years, largely offset by increased gross profit and lower selling, general and administrative expenses. Given the long-term prospects for its aerospace business, the Company continues to invest in this high-margin segment by developing and marketing highly-engineered products for aerospace applications, as well as expanding its offerings to military and defense customers.

Engineered Components — (Consists of Arrow Engine, Hi-Vol Products, KEO Cutters, Norris Cylinder and Richards Micro-Tool)

First quarter net sales increased 57.8% compared to the year ago period, primarily due to increased international demand for industrial cylinders, new cylinder applications and the positive impact of the cylinder asset acquisition completed during second quarter 2010, as well as improved demand for engines, other well-site content and compression products. The specialty fittings and precision cutting tools businesses also experienced improved demand, primarily resulting from the upturn in the domestic economy and new product offerings. First quarter operating profit improved substantially and related margins improved 400 basis points compared to the prior year period, due to higher sales levels, increased absorption of fixed costs, and productivity and cost reduction efforts, partially offset by higher selling, general and administrative expenses supporting the increased sales levels. The Company continues to develop new products and expand its international sales efforts.

Cequent Asia Pacific — (Consists of Cequent Australia/Asia Pacific)

Net sales for the first quarter decreased 2.4% compared to first quarter 2010 due to reduced demand resulting from lower consumer spending levels in Australia compared to higher levels experienced in first quarter 2010 which were boosted by government incentive programs. Recent natural disasters in Australia also impacted end market sales demand in the quarter, partially offset by the favorable impact of currency exchange. Operating profit and related margins decreased due to lower sales levels and higher selling, general and administrative costs in support of the Company’s growth initiatives, partially offset by the impact of favorable currency exchange. The Company continues to reduce fixed costs and leverage Cequent’s strong brand positions to capitalize on growth opportunities in expanding markets.

Cequent North America — (Consists of Cequent Performance Products and Cequent Consumer Products)

Net sales for first quarter increased 29.0% compared to the year ago period, resulting from increased sales within the retail, original equipment, aftermarket and industrial channels. Sales increases were the result of improved customer demand, market share gains and new product introductions. First quarter operating profit increased substantially with a margin improvement of 100 basis points compared to first quarter 2010, due to improved sales levels, cost reduction actions, improved sourcing and productivity initiatives, partially offset by higher selling, general and administrative costs in support of the Company’s growth initiatives. The Company continues to reduce fixed costs, minimize its investment in working capital and leverage Cequent’s strong brand positions and new products for increased market share.

2011 Outlook

The Company raised its outlook for full-year 2011 diluted earnings per share (EPS) from continuing operations to be between $1.45 and $1.60 per share, excluding any future events that may be considered Special Items. The Company previously provided an outlook for 2011 EPS to be between $1.40 and $1.50 per share. The Company also raised its 2011 sales outlook from an increase of 6% to 9% to a range of 8% to 11% compared to 2010. In addition, the Company expects 2011 Free Cash Flow, defined as Cash Flow from Operating Activities less Capital Expenditures, to be between $50 million and $60 million.

Conference Call Information

TriMas Corporation will host its first quarter 2011 earnings conference call today, Thursday, April 28, 2011, at 10:00 a.m. EDT. The call-in number is (866) 871-4879. Participants should request to be connected to the TriMas Corporation first quarter 2011 earnings conference call (Conference ID #1526333). The conference call will also be simultaneously webcast via TriMas’ website at www.trimascorp.com, under the “Investors” section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (866) 837-8032 (Access Code #1526333) beginning April 28 at 2:00 p.m. EDT through May 5 at 11:59 p.m. EDT.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, the Company’s ability to maintain compliance with the listing requirements of NASDAQ, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Asia Pacific and Cequent North America. TriMas has approximately 3,900 employees at more than 60 different facilities in 11 countries. For more information, visit www.trimascorp.com.

TriMas Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands)

	March 31,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,910	$46,370
Receivables, net of reserves	159,850	117,050
Inventories	164,640	161,300
Deferred income taxes	28,240	34,500
Prepaid expenses and other current assets	9,350	7,550
Total current assets	376,990	366,770
Property and equipment, net	168,950	167,510
Goodwill	207,910	205,890
Other intangibles, net	156,570	159,930
Other assets	24,900	24,060
Total assets	$935,320	$924,160

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities, long-term debt	$19,270	$17,730
Accounts payable	123,930	128,300
Accrued liabilities	64,160	68,400
Total current liabilities	207,360	214,430
Long-term debt	476,370	476,920
Deferred income taxes	65,770	63,880
Other long-term liabilities	54,880	56,610
Total liabilities	804,380	811,840
Total shareholders’ equity	130,940	112,320
Total liabilities and shareholders’ equity	$935,320	$924,160

TriMas Corporation

Consolidated Statement of Operations

(Unaudited — dollars in thousands, except for share amounts)

	Three months ended March 31,
	2011	2010
Net sales	$269,670	$220,060
Cost of sales	(194,990)	(157,000)
Gross profit	74,680	63,060
Selling, general and administrative expenses	(44,710)	(37,700)
Gain (loss) on dispositions of property and equipment	60	(310)
Operating profit	30,030	25,050
Other income (expense), net:
Interest expense	(12,020)	(14,140)
Other, net	(1,160)	(510)
Other income (expense), net	(13,180)	(14,650)

Income from continuing operations before income taxes	16,850	10,400
Income tax expense	(5,100)	(4,650)
Income from continuing operations	11,750	5,750
Loss from discontinued operations, net of income taxes	—	(320)
Net income	$11,750	$5,430

Earnings (loss) per share - basic:
Continuing operations	$0.35	$0.17
Discontinued operations, net of income taxes	—	(0.01)
Net income per share	$0.35	$0.16

Weighted average common shares - basic	33,913,610	33,569,677

Earnings (loss) per share - diluted:
Continuing operations	$0.34	$0.17
Discontinued operations, net of income taxes	—	(0.01)
Net income per share	$0.34	$0.16

Weighted average common shares - diluted	34,599,076	34,314,020

TriMas Corporation

Consolidated Statement of Cash Flow

(Unaudited — dollars in thousands)

	Three months ended March 31,
	2011	2010
Cash Flows from Operating Activities:
Net income	$11,750	$5,430
Adjustments to reconcile net income to net cash used for operating activities, net of acquisition impact:
(Gain) loss on dispositions of property and equipment	(60)	310
Depreciation	6,230	6,020
Amortization of intangible assets	3,500	3,590
Amortization of debt issue costs	760	730
Deferred income taxes	8,020	(380)
Non-cash compensation expense	860	480
Net proceeds from sale of receivables	1,570	3,830
Increase in receivables	(43,280)	(38,960)
(Increase) decrease in inventories	(2,760)	6,060
(Increase) decrease in prepaid expenses and other assets	(3,240)	270
Increase (decrease) in accounts payable and accrued liabilities	(11,550)	7,910
Other, net	1,200	620
Net cash used for operating activities, net of acquisition impact	(27,000)	(4,090)

Cash Flows from Investing Activities:
Capital expenditures	(6,810)	(2,590)
Net proceeds from disposition of assets	500	30
Net cash used for investing activities	(6,310)	(2,560)

Cash Flows from Financing Activities:
Proceeds from borrowings on term loan facilities	1,530	—
Repayments of borrowings on term loan facilities	(650)	(4,320)
Proceeds from borrowings on revolving credit facilities	135,700	134,940
Repayments of borrowings on revolving credit facilities	(135,700)	(127,000)
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(720)	(160)
Proceeds from exercise of stock options	180	60
Excess tax benefits from stock based compensation	1,510	280
Net cash provided by financing activities	1,850	3,800

Cash and Cash Equivalents:
Decrease for the period	(31,460)	(2,850)
At beginning of period	46,370	9,480
At end of period	$14,910	$6,630

Supplemental disclosure of cash flow information:
Cash paid for interest	$4,730	$5,250
Cash paid for taxes	$2,600	$1,250

TriMas Corporation

Company and Business Segment Financial Information

Continuing Operations

(Unaudited — dollars in thousands)

	Three months ended March 31,
	2011	2010
Packaging
Net sales	$43,900	$43,600
Operating profit	$11,830	$11,860

Energy
Net sales	$40,950	$32,320
Operating profit	$5,340	$4,190

Aerospace & Defense
Net sales	$18,500	$17,080
Operating profit	$3,720	$3,860

Engineered Components
Net sales	$48,110	$30,480
Operating profit	$6,340	$2,800

Cequent Asia Pacific
Net sales	$19,810	$20,300
Operating profit	$2,530	$3,660

Cequent North America
Net sales	$98,400	$76,280
Operating profit	$6,670	$4,460

Corporate Expenses
Operating loss	$(6,400)	$(5,780)

Total Company
Net sales	$269,670	$220,060
Operating profit	$30,030	$25,050